UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 20, 2011 (December 15, 2011)

Date of Report (Date of earliest event reported)

INERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(Address of principal executive offices)

(816) 842-8181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On December 15, 2011, Inergy Midstream, L.P. (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, NRGM GP, LLC (the “General Partner”), Inergy, L.P. (“NRGY” and, together with the Partnership and the General Partner, the “Partnership Parties”) and Morgan Stanley & Co. LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 16,000,000 common units representing limited partner interests (the “Firm Units”) in the Partnership at a price to the public of $17.00 per common unit ($15.98 per common unit, net of underwriting discounts). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 2,400,000 common units (the “Option Units”) to cover over-allotments, if any, on the same terms. On December 19, 2011, the Underwriters exercised this option to purchase all of the Option Units.

The material terms of the Offering are described in the prospectus, dated December 15, 2011 (the “Prospectus”), filed by the Partnership with the U.S. Securities and Exchange Commission (the “Commission”) on December 16, 2011 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-176445), initially filed by the Partnership on August 24, 2011.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering is expected to close on December 21, 2011. As described in the Prospectus, the Partnership intends to use net proceeds of approximately $252.3 million from the Offering of the Firm Units, after deducting the estimated underwriting discounts, the structuring fee and offering expenses of approximately $19.7 million, along with expected borrowings of approximately $82.7 million under the Partnership’s revolving credit facility to (i) repay all of the $255 million of indebtedness outstanding under the Partnership’s promissory note and (ii) fund an $80 million cash distribution to NRGY for reimbursement of capital expenditures associated with the Partnership’s assets.

The net proceeds of approximately $38.2 million from the exercise of the Underwriters’ option to purchase all of the Option Units will be distributed to NRGY.

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for the Partnership and its affiliates, including NRGY, for which they received or will receive customary fees and expenses. An affiliate of one of the Underwriters is the holder of the promissory note that the Partnership will assume from NRGY and will receive all or substantially all of the net proceeds from the Offering in connection with the repayment in full of that promissory note. In addition, affiliates of certain of the Underwriters will be lenders under the Partnership’s new revolving credit facility that the Partnership will enter into at the closing of the Offering. Furthermore, affiliates of certain of the Underwriters are lenders under NRGY’s secured credit facility and will receive all or substantially all of the net proceeds from the exercise of the Underwriters’ option to purchase all of the Option Units.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 15, 2011, by and among Inergy Midstream, L.P., NRGM GP, LLC, Inergy, L.P. and Morgan Stanley & Co. LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC as representatives of the several underwriters named therein.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INERGY, L.P.

By:	INERGY GP, LLC, its General Partner

Date: December 20, 2011	By:	/s/ Laura L. Ozenberger
Laura L. Ozenberger
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 15, 2011, by and among Inergy Midstream, L.P., NRGM GP, LLC, Inergy, L.P. and Morgan Stanley & Co. LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC as representatives of the several underwriters named therein.

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